Affidavit of no officials regarding the Chinese Communist Party in Novagant Corp.

I, Horace Man Kit Ho, of legal age, Hong Kong citizen, served as Novagant Corp’s auditor since 2021, after being duly sworn to accordance with the law hereby depose and say:

That I attest that none of the members of Novagant Corp.’s board of directors or the boards of its consolidated foreign operating entities, including the VIEs, are officials of the Chinese Communist Party or Hong Kong SAR. There is no such foreign government representative on the Company’s board of directors or the boards of our consolidated foreign operating entities, including the VIEs. Hence, none of the board members’ current or prior memberships on, or affiliations with, committees of the Chinese Communist Party and the memorandum and articles of incorporation, as amended and as originally filed with the State of Nevada, do not contain any charter or charter provisions of the Chinese Communist Party, including the text of any such charter;

That this affidavit is executed to attest to the truth of the foregoing and for whatever legal purpose it may serve.

IN WITNESS WHEREOF, I have hereunto set my hand this 9th day of August 2023.

Horace Man Kit Ho
Zhen Hui Certified Public Accountants
Hong Kong

Attested and authenticated only as to signature and identity of HORACE MAN KIT HO for the text of the document I assume no responsibility. Dated: 9th August 2023

Longling Guo

CHINA COMMERCIAL LAW FIRM Add:21-25/F, Hong Kong CTS Tower, No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C

Tel: (0755)83025555 Fax: (0755)83025058 P .C:518048